Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the First Quarter Ended March 31, 2021 and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., May 13, 2021 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today reported financial and operating results for the first quarter ended March 31, 2021 and provided a corporate strategic update.

First Quarter Achievements:

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On February 3, 2021, the Company announced that it completed the development process for its new PXP®-LAVARE System and submitted a Letter to File with an updated device listing to the U.S. Food and Drug Administration (FDA). The GMP compliant PXP-LAVARE allows for fast, automated, and reliable cell washing. It is an optional cell reformulation accessory designed for use along with the PXP®-1000 System, a 510(k) Class II medical device designed for isolating various cellular components from blood.

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On February 17, 2021, the Company began its 35th year of operation and announced the alignment of its future corporate strategy by offering cell processing systems and services to meet the large-scale manufacturing needs for the expanding number of cell and gene therapies anticipated to be developed over the next decade, including CAR-T cell therapy.

“Our continued commitment to develop and improve upon our broad line of automated tools for the cell and gene therapy field was exemplified by the first quarter launch of the FDA registered 510(k) device, PXP-LAVARE System,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “This GMP compliant, optional cell reformation accessory, designed for use along with the PXP-1000 System, is an important addition to our full suite of novel, highly efficient cell processing systems, designed to help meet the critical needs of the emerging and promising new field of cell and gene therapy.”

Dr. Xu continued, “Cell and gene therapies have become one of the fastest growing sectors in medicine, with over 1,000 clinical trials currently underway in CAR-T cell therapy alone. There is a significant unmet need for manufacturing of these therapies due to both the high cost and limited global capacity. Our high efficiency, semi-automated CAR-TXpress™ platform can potentially reduce the manufacturing costs associated with CAR-T and other cell and gene therapies by up to 70%. With this in mind, we are committed to leveraging our unique and proprietary CAR-TXpress platform to transition from a device-only company to one focused on providing cell-based contract development and manufacturing (CDMO) services.”

Jeff Cauble, Chief Financial Officer of ThermoGenesis, added, “Although our revenues remain affected by the COVID-19 pandemic, recently we have seen an increase in inquiries for orders. We ended the first quarter with $10 million cash on hand, which is a 75% increase over the same period last year and strengthens the Company’s financial position.”

Financial Results for the Quarter Ended March 31, 2021

Net revenues. Net revenues for the quarter ended March 31, 2021 were $1.5 million compared to $3.2 million for the quarter ended March 31, 2020, a decrease of $1.7 million or 53%. The decrease was driven by AXP® disposable sales, which declined by $1.9 million with approximately 900 fewer cases sold in the first quarter of 2021 as compared to 2020. The primary driver of the decrease was the COVID-19 pandemic which has had a significant impact on the Company’s sales since it began over a year ago. As the pandemic has begun to subside in the first quarter of 2021, management is hopeful that the industry will start to turn around in the second quarter. Inquiries for orders increased in March and the Company expects revenue to rebound in the second quarter and return to pre-pandemic levels by the end of 2021. The decrease in net revenue for the quarter was offset by approximately $0.3 million more in BioArchive® sales, primarily due to increased service revenue in the first quarter of 2021 as compared to 2020.

Gross profit. Gross profit was $0.7 million, or 47% of net revenues, for the quarter ended March 31, 2021 compared to $1.5 million, or 47% of net revenues, for the quarter ended March 31, 2020, a decrease of $0.8 million. The decrease was driven by the decline in AXP® disposables sold, resulting in approximately $1.1 million less gross profit. This decrease was offset by approximately $0.3 million more in BioArchive service revenue and approximately $50,000 more in CAR-TXpress revenue in the quarter ended March 31, 2021 as compared to the first quarter of 2020.

Selling, general and administrative expenses. Selling, general and administrative expenses were $2.0 million for the quarter ended March 31, 2021, as compared to $2.1 million for the quarter ended March 31, 2020, a decrease of $0.1 million or 5%. The decrease was driven by the absence in the first quarter of 2021 of legal and other expenses related to the Mavericks lawsuit incurred in the quarter ended March 31, 2020, of approximately $0.2 million and reduced travel expenses of approximately $60,000 as compared to the first quarter of 2020. These decreases were offset by increased stock compensation expense of $164,000 during the current quarter.

Research and development expenses. Research and development expenses were $0.4 million for the quarter ended March 31, 2021, compared to $0.6 million for the quarter ended March 31, 2020, a decrease of $0.2 million or 38%. The decrease was driven by lower expenses for salaries and benefits of approximately $0.2 million in the quarter ended March 31, 2021.

Interest Expense. Interest expense for the three months ended March 31, 2021 was $1.5 million, as compared to $3.5 million for the three months ended March 31, 2020, a decrease of $2.0 million or 57%. The decrease was driven by the accelerated expense of the unamortized debt discount of $2.5 million for the beneficial conversion feature associated with the portions of the Revolving Credit Agreement with Boyalife Asset Holding II, Inc. which were converted during the first quarter of 2020. The decrease was offset by approximately $0.5 million more in debt discount amortization and interest expense related to the additional draw down from the Loan completed by the Company in April 2020.

Net loss. For the quarter ended March 31, 2021, the Company reported a comprehensive loss attributable to common stockholders of $2.4 million, or ($0.21) per share, based on approximately 11.4 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $4.6 million, or ($1.11) per share, based on approximately 4.1 million weighted average basic and diluted common shares outstanding for the quarter ended March 31, 2020.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure, Adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the quarter ended March 31, 2021 was $1.2 million, as compared to a loss of $0.9 million for the quarter ended March 31, 2020, an increase of $0.3 million or 31%. The increase in the adjusted EBITDA loss was due to the decrease of $0.8 million in gross profit driven by lower AXP disposable sales, offset by the $0.1 million decrease in selling, general and administrative expenses, the $0.2 million decrease in research and development expenses and lower stock compensation expense in the quarter ended March 31, 2021 of $0.2 million as compared to the first quarter of 2020.

Liquidity and Capital Resources. At March 31, 2021, the Company had cash and cash equivalents totaling $10.0 million, compared with $7.2 million at December 31, 2020. Working capital was to $6.4 million at March 31, 2021 as compared to $9.2 million at December 31, 2020.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will also be available on ThermoGenesis’ website for three months, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2020.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,014,000	$7,161,000
Accounts receivable, net	826,000	1,382,000
Inventories	5,334,000	5,877,000
Prepaid expenses and other current assets	730,000	878,000

Total current assets	16,904,000	15,298,000

Inventories, non-current	2,486,000	1,221,000
Equipment and leasehold improvements, net	1,337,000	1,424,000
Right-of-use operating lease assets, net	693,000	730,000
Goodwill	781,000	781,000
Intangible assets, net	1,342,000	1,358,000
Other assets	48,000	48,000

Total assets	$23,591,000	$20,860,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,328,000	$1,366,000
Other current liabilities	9,163,000	4,777,000

Total current liabilities	10,491,000	6,143,000

Long-term liabilities	2,670,000	8,847,000

ThermoGenesis Holdings, Inc. stockholders' equity	10,478,000	5,800,000

Noncontrolling interests	(48,000)	70,000

Total liabilities and equity	$23,591,000	$20,860,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net revenues	$1,517,000	$3,200,000

Cost of revenues	809,000	1,708,000

Gross profit	708,000	1,492,000

Expenses:
Selling, general and administrative	1,992,000	2,092,000

Research and development	379,000	609,000

Total operating expenses	2,371,000	2,701,000

Loss from operations	(1,663,000)	(1,209,000)

Interest expense	(1,519,000)	(3,531,000)
Other income (expenses)	(1,000)	(3,000)
Gain on extinguishment of debt	652,000	--

Net loss	(2,531,000)	(4,743,000)

Loss attributable to noncontrolling interests	(118,000)	(141,000)

Net loss attributable to common stockholders	$(2,413,000)	$(4,602,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net cash used in operating activities	$(3,952,000)	$(2,541,000)

Cash flows from investing activities:
Capital expenditures	(27,000)	(23,000)
Cash flows from financing activities:
Proceeds from convertible promissory note-related party	--	1,869,000
Payments on finance lease obligations	--	(13,000)
Proceeds from issuance of common stock, net of expenses	6,832,000	3,220,000
Proceeds from the exercise of options, warrants and pre-funded warrants	--	57,000
Proceeds from note payable

Net cash provided by financing activities	6,832,000	5,133,000

Effects of foreign currency rate changes on cash and cash equivalents	--	(5,000)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,853,000	2,562,000

Cash, cash equivalents and restricted cash at beginning of period	7,161,000	4,157,000
Cash, cash equivalents and restricted cash at end of period	$10,014,000	$6,719,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net loss	$(2,531,000)	$(4,743,000)

Deduct:
Interest expense	(1,519,000)	(3,531,000)
Other income/expense	(1,000)	(3,000)
Gain on extinguishment of debt	652,000	--
Loss from operations	$(1,663,000)	$(1,209,000)

Add:
Depreciation and amortization	166,000	199,000
Stock-based compensation expense	258,000	67,000
Adjusted EBITDA	$(1,239,000)	$(943,000)

The Company defines adjusted EBITDA as income (or loss) from operations, less depreciation, amortization, stock compensation and impairment of intangible assets.